Exhibit 99.1

NEWS RELEASE

HEALTH CARE PROPERTY INVESTORS, INC.

TO SELL $250 MILLION OF 5 5/8% SENIOR NOTES DUE 2017

LONG BEACH, Calif. – April 25, 2005 – Health Care Property Investors, Inc. (NYSE:HCP) today announced the pricing of $250 million of 5 5/8% senior unsecured notes due May 1, 2017. The price to the investors for the notes was 99.585% of the principal amount for an effective yield of 5.673%. The offering size was increased to $250 million in response to investor demand. Net proceeds from the offering will be used to repay outstanding indebtedness and for other general corporate purposes. These securities are expected to be rated BBB+ by Standard & Poor’s and Baa2 by Moody’s Investors Service.

The offering was underwritten by UBS Investment Bank, as sole book-running manager, and Banc of America Securities LLC, Barclays Capital and JPMorgan, as co-managers. A copy of the final prospectus relating to the offering may be obtained from UBS Securities LLC, Attention: Fixed Income Syndicate Department, 677 Washington Boulevard, Stamford, Connecticut 06901.

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Health Care Property Investors, Inc. (NYSE:HCP) is a self-administered real estate investment trust (“REIT”) that invests directly or through joint ventures in healthcare facilities. As of December 31, 2004, the Company’s portfolio of properties, including investments through joint ventures and mortgage loans, included 527 properties in 43 states and consisted of 29 hospitals, 171 skilled nursing facilities, 119 assisted living and continuing care retirement communities (“CCRCs”), 184 medical office buildings and 24 other healthcare facilities.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward Looking Statements

The statements contained in this press release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward looking statements include the Company’s beliefs and statements regarding the expected sales of the notes, the intended use of proceeds from the offering and the ratings expected to be assigned to the notes by the debt rating agencies. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions; the ability of the Company to complete the offering of the notes; competition for the acquisition and financing of healthcare facilities, competition for lessees and mortgagors (including new leases and mortgages and the renewal or roll-over of existing leases); continuing operational difficulties in the skilled nursing and assisted living sectors; the Company’s ability to acquire, sell or lease facilities and the timing of acquisitions, sales and leasings; changes in healthcare laws and regulations and other changes in the healthcare industry which affect the operations of the Company’s lessees or mortgagors; changes in management; costs of compliance with building regulations; changes in tax laws and regulations; changes in the financial position of the Company’s lessees and mortgagors; changes in rules governing financial reporting, including new accounting pronouncements; and changes in economic conditions, including changes in interest rates and the availability and cost of capital, which affect opportunities for profitable investments. Some of these risks, and other risks, are described from time to time in the Company’s Securities and Exchange Commission filings.

Contact:

Health Care Property Investors, Inc., Long Beach, California

Talya Nevo-Hacohen

Senior Vice President –Strategic Development and Treasurer

(562) 733-5104